Exhibit 99.1

Capital Bancorp Appoints New Board Member

January 25, 2021

ROCKVILLE, Md., Jan. 25, 2021 (GLOBE NEWSWIRE) -- Capital Bancorp, Inc., (NASDAQ: CBNK) (“Bancorp”) the holding company ofCapital Bank, N.A., today announced the appointment of Joseph (Jody) A. Greene to its Board of Directors effective January 1, 2021. Following his appointment, the Board’s 11 members, 9 of whom are independent, own approximately 41% of the outstanding shares of Bancorp.

Joseph A. Greene has been a member of the Capital Bank Board since 2009 and has extensive experience in real estate, commerce and financing. He is President and CEO of Greene & Associates which is based in the Washington, DC area. His company invests in, develops and renovates commercial, corporate and residential properties in D.C., New York, South Carolina and Georgia.

Steven J. Schwartz, Chairman of Bancorp said, “Having worked with Jody for over 10 years, I have come to appreciate his professionalism, intellect and expertise and look forward to his skill set continuing to make a significant contribution to the future success and growth of Bancorp. Jody’s success as a businessman has been substantially achieved within the Washington, DC area, a community Bancorp serves.”

Adds Greene, “I’ve seen Capital Bank grow and I’m excited to continue to help drive its future growth and furthering our reach in the community.”

ABOUT CAPITAL BANCORP, INC.

Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at September 30, 2020. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.9 billion at December 31, 2020 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company’s website www.CapitalBankMD.com under its investor relations page.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402

MEDIA CONTACT: Ed Barry (240) 283-1912

WEB SITE: www.CapitalBankMD.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/b8bb17be- a4b4-4e72-8750-04f29e250230

Source: Capital Bancorp, Inc.